Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES INC. ANNOUNCES COMPLETION OF MERGER

(Newport Beach, California, April 12, 2006) – Water Pik Technologies, Inc. (NYSE: PIK) today announced the completion of the merger transaction anticipated under the Agreement and Plan of Merger, dated as of January 6, 2006, among Water Pik Technologies, Inc. (the “Company”), Coast Acquisition Corporation and Coast Merger Corporation. On April 5, 2006, the Company’s stockholders approved the adoption of the Agreement and Plan of Merger. Coast Acquisition Corporation is a newly-formed corporation owned by The Carlyle Group and Zodiac S.A.

Under the terms of the Agreement and Plan of Merger, stockholders will be entitled to receive $27.75 in cash for each share of common stock. Mellon Investor Services, L.L.C., the Company’s Transfer Agent, has been appointed the Exchange Agent for this transaction and can be reached at 1-866-357-1815.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal healthcare products and swimming pool and spa products sold under the Water Pik® and Jandy® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug store chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates six major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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